UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT
PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2024

PRC Equity Fund I, LLC

(Exact name of issuer as specified in its charter)

Commission File Number: 024-12507

Nevada	99-3256668
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

701 Highlander Blvd., Suite 350
Arlington, Texas	76015
(Address of principal executive offices)	(Zip Code)

(682) 518-9416
Issuer’s telephone number, including area code

Class A Interests
(Title of each class of securities issued pursuant to Regulation A)

2

In this Annual Report the terms “PRC Equity Fund,” “the Fund,” “the Company,” “we,” “our,” or “us” refers to PRC Equity Fund, I, LLC.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THIS REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

ITEM 1.	DESCRIPTION OF THE BUSINESS

Summary

PRC Equity Fund I, LLC is a Nevada limited liability company formed on May 22, 2024 for the purpose of identifying and acquiring a diverse portfolio of real estate assets throughout the United States. While the Company has yet to sell any Class A Interests through its current offering, it is expected that the Company will focus on Student Housing and both Class A and Class B multi-family properties. The Company will also consider and seek business opportunities in commercial real estate assets such as self-storage, warehouse and industrial, office, and retail properties. The Company is managed by PRC, Incorporated, a Texas corporation (the “Manager”) and the Manager’s Officers are Charles Williams, CEO.

The Business Plan

Student-housing and Multi-family Residential Properties

PRC Equity Fund I, LLC’s purpose is to acquire a diverse portfolio of productive real estate assets and the Manager intends to initially search for and focus Company investment efforts on viable properties located within the State of Texas to leverage an existing business relationship of the Manager with the Texas A&M University System. The Texas A&M University System consists of eleven (11) universities, eight (8) state agencies and the RELLIS Campus located in Brazos County, Texas. The Company’s intention is to expand the Manager’s existing relationship with Texas A&M University System with the goal of developing and operating either on-campus or off-campus student housing which would be subject to a “Master Lease” for the property between the Company and the Texas A&M University System. The Master Lease arrangement would allow for a contract arrangement providing a long-term, stable tenancy for a Company property with generally guaranteed rent payments to the Company from the Texas A&M University System entity.

The Company intends to identify prospective properties for acquisition as student-housing or multi-family residential properties that are income producing and will possess a positive cash flow immediately upon, or soon after, acquisition. The Company further intends to focus on high-demand areas that offer opportunities for guaranteed rent, high barriers to entry, or public private partnerships that may significantly mitigate risk, thereby giving the Company an instant competitive advantage. By focusing on developing student housing for universities that are backed by an investment-grade, credit-worthy University System, the Company will seek to develop similar projects for smaller Universities while being backed by a major, investment-grade University System. Additionally, the Company intends to purchase properties that will appreciate in value over an expected hold period of seven (7) to ten (10) years. It is expected that the investments will appreciate due to superior locations and increased net operating income, over time.

The Company intends to fund real estate development opportunities wherein the Company will acquire land and develop the property to contain a multi-family or Student Housing project, operated and rented by the Company, to include in the Company’s Master Lease portfolio and relationship with the Texas A&M University System. Upon

3

stabilization of the developed asset, the Company would possess the opportunity to either sell the asset to institutional investors or, in some cases, the Company may decide to sell the business operations to a national non-profit organization and retain the real property (land) and proceed to lease the land to the business-acquiring non-profit, with the goal of creating a continuous cash flow stream to the Company in the form of ground lease revenue.

Real Estate Investment Life Cycle

The life cycle of a multi-family and commercial real estate property varies dependent upon individual property characteristics, but generally all properties experience separate periods of development, stabilization, and value decline. The art of real estate investment is determining at what age in the property-life cycle to invest and ultimately when to exit or dispose of the property. A large part of being an effective real-estate investor is knowing when to dispose of the property and not hold ownership of the property too long and into the value-decline phase. It is the view of the Manager that understanding and capitalizing on each period will allow the Company to maximize returns to investors. The Company intends to operate for approximately ten (10) years executing the business plan and at which time the Manager intends to begin to employ a variety of property exit strategies to potentially enable the Company to begin distributing capital account balances back to investors in the offering. Ideally, at or around ten (10) years, the Company will begin to either sell or refinance properties that have appreciated in value.

Evaluation Criteria and Acquisition Targeting

For acquisitions, project investments may be individual or multiple properties and will generally consist of Class A & B assets with 200 to 500 units and range in price from $20-$175 Million. Generally, the Fund will seek opportunities which meet the following criteria:

Type of Investment	Income
Acquisition Cap Rate	6%+
Pro-Forma Cap Rate	8%+
Cash on Cash at Purchase	3%
Cash on Cash at Pro-Forma	12%+
Leverage	60% - 80%
IRR based on 10-Yr Hold	17%
Existing Occupancy	80-100%
Capital Improvement	Minimal to $15,000/unit

The Company Manager will use its extensive professional network and highly specialized criteria for identifying, quantifying and qualifying investment opportunities. The Manager intends to saturate its extensive relationships and comprehensive network of developers, banks, brokers, and other financial institutions in each target market to establish a strong market presence of the Company and attempt to identify the very best opportunities in the target markets. The Manager’s established and maintained network will provide robust target-market intelligence, strengthening our ability to identify properties within the Company’s criteria, often before entering into a market. This local network of professionals with deep knowledge of and experience with our target asset classes in the target markets, we feel, gives the Company a competitive and strategic advantage. The goal of Manager is to identify the right property in the right market and potentially acquire it before it even hits the general market.

Due Diligence and Additional Financing

When the Company identifies a potential location or an existing developed property, it will seek to negotiate a master lease agreement with the Texas A& M University System to provide additional student housing at that location. Upon the execution of either a letter of intent or actual executed master-lease agreement, the Company will execute a contract to purchase the real property, place an escrow deposit to be held with the designated escrow agent, attempt to secure the necessary financing, and begin the due diligence process for the proposed acquisition. The Company and Manager will take the time necessary to complete all its due diligence to the property including, but not limited to, site inspections, reviewing all property encumbrances, leases, income and expenses, as well as possible lenders and terms for a first mortgage on the property. After the due diligence process has been completed, the Manager will determine whether the prospective property is suitable or not for the Company, in the Manager’s sole discretion. If property is determined to not be suitable for the Company, the Company will cancel the contract and continue looking for the next appropriate business opportunity.

4

Once the proceeds of this offering have been fully invested, the Company expects our debt financing will be in the range of approximately sixty percent (60%) to eighty percent (80%) of the aggregate value of real estate investments and other assets. Financing for acquisitions and investments may be obtained at the time an asset is acquired or an investment is made or at such later time as the management determines to be appropriate. Debt financing may be used from time to time for development projects, property improvements, lease inducements, tenant improvements and other working capital needs, including the payment of distributions. Additionally, the amount of total debt placed on an individual property or related to a particular investment, including our pro rata share of the amount of debt incurred by an individual entity in which the Company invests, may be less than sixty percent (60%) or more than eighty percent (80%) of the value of such property and investment or the value of the assets owned by such entity, depending on market conditions and other factors. The Company intends to limit borrowing or debt-burden to no more than eighty percent (80%) of the value of Company assets.

Joint Venture and Partnerships

The Company may acquire properties or other real estate-related investments from, or invest, co-invest, joint venture or participate with, affiliates of our Manager or other real estate developers and investors, as determined by the Manager in its sole discretion. The Manager has relationships with real-estate entrepreneurs (“sponsors”) with whom it may, in some limited circumstances, seek to co-invest, joint venture or otherwise participate in certain investments that either the Company identifies, or the sponsor identifies. In the event of such co-investments or participation, including transactions with affiliates, the Manager will seek to secure such investments on behalf of the Company that are within the investment criteria and return goals of the Company. However, in some instances, these sponsors may require a right to receive a priority or pari-passu of return. In such event, the Manager will have the discretion to decide if the projected returns to the Company, after risk adjusting for such priority, warrant proceeding with the investment.

When and if the Manager utilizes its relationships with such sponsors, separate promote structures may be established between the Manager and the co-investor or participant, which may directly benefit the Manager or an affiliate of the Manager, separate from any compensation the Manager may earn as Manager of the Company. Any separate benefit shall be paid directly to the Manager or by the co-investors and participants, and not from Company funds or its Manager.

Company Value Accretive Activities

The Company intends to hold properties with the purpose of increasing their asset values prior to sale of the property. The Company intends to use an affiliate management company to cure inefficiencies in the property management, cure deferred-maintenance property defects, improve property-maintenance programs, and deploy strategic capital upgrades aimed at increasing property income and thereby enhancing investor returns. The increase in cashflow may result in an increase in property valuation such that the Company may sell or refinance the property for a profit at its proposed time of disposition. The Company does not intend to acquire properties or projects that require extensive construction or rehabilitation, but rather properties that will provide positive cash flow immediately or soon after the acquisition. The Company will look to maximize the asset’s cash flow until sale, refinance or other disposition. The Company will also analyze market conditions and support the investment with multiple exit strategies to optimally exit each investment.

Refinancing/Disposition

The Company does not intend to acquire or develop real property unless it has a clear disposition strategy to return Company capital and a potential return on investment. In the event that the company cannot sell the subject property on acceptable terms in the discretion of the Manager, the Company may opt to refinance the property to access proceeds for the purposes of operating capital, additional investment capital or proceeds distributable to investors.

Additional Real Estate Investment Classes

Company will also consider and seek business opportunities and investment in additional commercial real estate assets such as self-storage, warehouse and light industrial, office, and retail properties. The Company intends to seek and focus upon commercial properties that are cash flow positive immediately upon, or soon after, acquisition. Additional commercial real estate opportunities are subject to Public Private Partnerships with a Texas-based university system who should minimize operational or development risk.

5

Company will also consider and seek investments in debt securities backed by commercial real estate assets. Debt securities will be underwritten by Pioneer Realty Capital LLC, a lending firm owned by the Manager. Loans shall be underwritten pursuant to the following underwriting guidelines:

·       Maximum Loan-to-Value no more than 80%

·       Loan term of one-year with the option of one 6-month extension

·       Minimum debt yield of 10%

·       Minimum interest rate of the wall street prime rate plus 5%

·       Maximum Loan Amount of $20,000,000

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (“MD&A”)

This MD&A covers the Period from inception (May 22, 2024) through December 31, 2024.

Overview

PRC Equity Fund I, LLC (the “Company”) was organized on May 22, 2024, as a Nevada Limited Liability Company with the purpose of developing, acquiring, and managing commercial real estate assets, including student housing projects under public-private partnership structures. The Company conducted no revenue-generating activities during this initial period, focusing instead on foundational work necessary for capital formation and regulatory compliance.

Financial Condition and Results of Operations

Operating Results

For the period ended December 31, 2024, the Company incurred a net loss of $95,869. This loss was primarily related to start-up and offering preparation expenses as follows:

Expense Type	Amount
Legal Fees	$45,000
Brokerage Fees	$21,750
Sales and Marketing	$17,853
Transfer Agent Fees	$7,000
Accounting Fees	$3,605
Start-Up Expense	$425
Postage	$151
Bank Fees & Charges	$85
Total	$95,869

Liquidity and Capital Resources

As of December 31, 2024, the Company reported cash of $1,310 and total liabilities of $97,179, all of which were attributed to a member loan made by the Manager to fund operations. These advances are non-interest bearing and due on demand. No Class A or B units had been issued by year-end. The member’s equity deficit stood at ($95,869).

Going Concern

The auditor has issued a going concern qualification due to the Company's lack of revenue, accumulated losses, and dependency on outside capital. Management acknowledges these risks and is actively pursuing a Regulation A capital

6

raise to support operations and deploy funds into income-producing real estate projects. Management believes that the anticipated infusion of investor capital will alleviate liquidity constraints.

Subsequent Events

Management evaluated events through April 28, 2025, the date the financial statements were available for issuance. No material subsequent events were identified that would affect the financial statements as presented.

Outlook and Strategic Plan

The Company plans to complete its Regulation A offering and raise up to $75 million in equity. Proceeds will be used to fund pursuit capital for development-stage assets, secure partnership agreements with public universities, and launch project-specific initiatives including PRC Coin and a network of student housing assets. These projects are expected to generate long-term income and strategic value for investors. The Company anticipates that its capital formation efforts will result in the commencement of revenue-generating operations in 2025.

ITEM 3.	DIRECTORS AND OFFICERS

Name	Age	Title
Charles Williams	57	Chief Executive Officer and President
Brandon Jones	43	V.P. Real Estate Development
J.C. Shelley	34	V.P. Investor Relations

Business Experience of Executives and Manager

Charles Williams

President and Chief Executive Officer

Charles Williams is the Founder of PRC, Incorporated, the Fund’s Manager, and PRC CRE Investments, LLC, the Manager’s acquisition arm. Mr. Williams has 30 years of experience investing in commercial real. He currently manages a student housing development which is master leased to Texas A&M University on behalf of Prairie View A&M University. Mr. Williams also owns future development sites for student housing and multifamily. Mr. Williams studied Engineering at DeVry University, graduating in 1986 and went on to earning an MBA with a concentration in accounting and business finance.

Brandon Jones

V.P. Real Estate Development

Brandon Jones joined Pioneer Realty Capital, LLC six (6) years ago as a financial analyst. Eventually Mr. Jones was promoted to the real estate development team and within two (2) years was promoted to V.P. of Real Estate Development. Mr. Jones has participated in and completed almost $50,000,000 in student-housing development projects. Mr. Jones earned a bachelor’s degree in general business from Stephen F. Austin University and earned an MBA from Louisiana State University with a focus on Business Finance. Mr. Jones also holds a private pilot license.

J.C. Shelley

V.P. Investor Relations

J.C. Shelley joined Pioneer Realty Capital, LLC four (4) years ago as a member of the capital acquisitions/originations team. Prior to joining the firm, Mr. Shelley spent more than five (5) years in the banking industry advising bank client on investment strategies and insurance options. Mr. Shelly has been instrumental in developing a potential investor pool of more than one thousand five hundred (1,500) potential investors. Mr. Shelley majored in Business Administration at the University of Memphis.

Nature of Family Relationship

There are no familial relationships between members or persons within the Company.

7

No Bankruptcy, Investigations, or Criminal Proceedings

The Company and none of the Company Manager’s Directors, Officers or employees have been part of any bankruptcy proceedings, proceedings whereby there was a material evaluation of the integrity or ability of the Officer, investigations regarding moral turpitude, or criminal proceedings or convictions (excluding traffic violations).

Compensation of the Manager and Affiliates

The Manager will not receive salaries or compensation from the offering proceeds within its role as Manager of the Company.

The Manager entity will receive fees for the operation of the Company, as described below. The Officers of the Manager and any Affiliates will then be compensated through the Manager entity.

Manager Fee Schedule

Asset Management Fee. The Manager or its designated affiliate(s) will receive an Asset Management Fee equal to two percent (2%) of the total book value of assets under management. The Asset Management Fee shall be paid no more frequently than monthly at the sole discretion of the Manager. It is anticipated by Company’s Manager that Asset Management Fees will be paid from cash generated from Company operations.

Acquisition and Pre-Development Fee. The Manager will be paid a three percent (3%) Acquisition and Pre-Development Fee based on the final acquisition price of a Company real property asset. The Acquisition and Pre-Development Fee will be due and owing by Company to Manager after the closing of the real property transaction.

Project Development Fee. The Manager will be paid a three and one-half percent (3.5%) Project Development Fee based on the total project development, rehabilitation or improvement costs attributable to improvement of a Company real property asset. The Project Development Fee will be due and owing by Company to Manager at the completion of the real property development or rehabilitation project.

Disposition Fee. The Manager will be paid a two percent (2%) Disposition Fee based on the final disposition price of a Company real property asset including upon liquidation of the Company or the sale of all or substantially all of the Company’s assets. The Disposition Fee will be due and owing by Company to Manager after the closing of the real property transaction.

Manager Share of Company Profit Distributions. The Manager, as sole owner of Class B Interests in the Company, is entitled to receive and will receive thirty percent (30%) of the total Company profits available for distribution in accordance with the Operating Agreement. Of the Company total profits available for distribution to Members, seventy percent (70%) of Company profits will be distributed to the Class A Members, as a group, pro rata based upon each Investor’s relative Class A Membership Interest and the remaining thirty percent (30%) balance of Company total profit to the Class B Member, Manager.

Manager Costs and Expense Reimbursement

The Manager shall be reimbursed by the Company for all expenses, fees, or costs incurred on behalf of the Company, including, without limitation, organizational expenses, legal fees, filing fees, accounting fees, out of pocket costs of reporting to any governmental agencies, insurance premiums, travel, costs of evaluating investments and other costs and expenses.

Manager Offering Cost Reimbursement

As of December 31, 2024, the Manager has incurred $95,869 of expenses on behalf of the Company for offering expenses and this outstanding balance will be paid by the Company to the Manager regardless of the number of Class A Interests sold. Our Offering expenses are comprised of legal and accounting expenses, SEC and EDGAR filing fees, printing and transfer agent fees.

Compensation to Affiliates

8

Manager will engage and utilize affiliates of Manager and Company to perform various service on behalf of Company such as performing real property due diligence efforts, real property administration, and real property management and maintenance. Any affiliate utilized by Manager will be compensated by Manager for any activity performed for the benefit of the Company based upon then current market rates for any services rendered to the Company by the affiliate. The affiliate will also be reimbursed by Manager for the reasonable expenses incurred by the affiliate while performing services for the benefit of the Company.

ITEM 4.	SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table contains certain information as of the Effective Date as to the number of voting Interests beneficially owned by (i) each person known by the Company to own beneficially more than ten percent (10%) of the Company’s Interests, (ii) each person who is a Manager of the Company, (iii) all persons as a group who are Managers and/or Officers of the Company, and as to the percentage of the outstanding Interests held by them on such dates and as adjusted to give effect to this Offering.

As of the date of this report there are no option agreements in place providing for the purchase of the Company’s Class A Interests or Class B Interests.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Class B Interests	PRC, Incorporated 701 Highlander Blvd., Suite 350 Arlington, Texas 76015	1,000 Interests	-	100%

ITEM 5.	INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company has not had any related-party transactions within the previous two fiscal years.

ITEM 6. OTHER INFORMATION

None.

ITEM 7.	FINANCIAL STATEMENTS

Independent Auditor’s Report

To the Manager of

PRC EQUITY FUND I, LLC

Opinion

We have audited the accompanying financial statements of PRC EQUITY FUND I, LLC (the “Company”), which comprise the balance sheet as of December 31, 2024, and the related statements of operations, changes in member's deficit, and cash flow for the period from May 22, 2024 (inception) to December 31, 2024 and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the related statements of operations, changes in member's deficit, and cash flow for the period from May 22, 2024 (inception) to December 31, 2024, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

10

In performing an audit in accordance with generally accepted auditing standards, we:

·	Exercise professional judgment and maintain professional skepticism throughout the audit.
·	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
·	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
·	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
·	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

Doubt about the Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements include no assets or equity. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management's plans regarding those matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Tampa, Florida
April 28, 2025

PRC EQUITY FUND I, LLC
Statement of Financial Position
For the period from May 22, 2024 to December 31, 2024

ASSETS
Current Assets
Cash	$ 1,310.00
Total Current Assets	$ 1,310.00

Total Assets	$ 1,310.00

LIABILITIES AND MEMBER'S DEFICIT
Current Liabilities
Member Payable	$ 97,179.00
Total Current Liabilities	$ 97,179.00

Total Liabilities	$ 97,179.00

Members' Deficit
Class A Units, no par, 75,000 authorized, 0 issued and Outstanding as of December 31, 2024	-
Class B Units, no par, 32,142 authorized, 0 issued and Outstanding as of December 31, 2024
Retained Deficit	$ (95,869.00)
Total Member’s Deficit	$ (95,869.00)

Total Liabilities and Member’s Deficit	$1,310.00

The accompanying notes are an integral part of this financial statement.

12

t

PRC EQUITY FUND I, LLC
Statement of Operations
For the period from May 22, 2024 to December 31, 2024

Revenue
Total revenue		$ -

Expenses
Operating Expenses
	Legal Fees	$ 45,000.00
	Brokerage Fees	$ 21,750.00
	Accounting Fees	$ 3,605.00
	Bank Fees & Service Charge	$ 85.00
	Start-up Expense	$ 425.00
	Postage	$ 151.00
	Transfer Agent Fees	$ 7,000.00
	Sales and Marketing	$ 17,853.00
Total Operating Expenses		$ 95,870.00

Loss from Operations		$ (95,870.00)
Other Income (Expenses)		-
Net Loss		$ (95,870.00)

The accompanying notes are an integral part of this financial statement.

13

e

PRC EQUITY FUND I, LLC
Statement of Cash Flows
For the period from May 22, 2024 to December 31, 2024

Cash Flows from Operating Activities
Net Loss	$ (95,869.00)
Adjustments to reconcile net loss
to net cash used in operating activities:
operating activities:
Net Cash used by Operating Activities	$ (95,869.00)

Cash Flows Flows from Financing Activities
Proceeds from members payable	$ 97,179.00
Net Cash provided by financing activities	$ 97,179.00
Net Increase in Cash	-

Cash at beginning of year	-
Cash at end of year	$ 1,310.00

Supplemental Disclosure of Cash Flow Information
Cash paid during year for interest	$ -
Cash paid during year for income taxes	$ -

The accompanying notes are an integral part of this financial statement.

14

PRC EQUITY FUND I, LLC
Statement of Members' Deficit
For the period from May 22, 2024 to December 31, 2024

	Class A Unit $0 Par Value	Class B Unit $0 Par Value	Retained Deficit	Total

May 22, 2024	-	-	$ -	$ -

Net Loss	-	-	$ (95,870.00)	$ (95,870.00)

December 31, 2024	-	-	$ (95,870.00)	$ (95,870.00)

The accompanying notes are an integral part of this financial statement.

PRC EQUITY FUND I, LLC

Notes to Financial Statements December 31, 2024

Note A – Description of Business and Summary of Significant Accounting Policies

Nature of Operations

PRC EQUITY FUND I, LLC was organized on May 22, 2024 as a Nevada Limited Liability Company to develop and acquire various commercial real estate assets.

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Financial Instruments

The Company's financial instruments consist primarily of cash and investments. The carrying value of the financial instruments are considered to be representative of their respective fair value.

Revenue Recognition

The Company recognizes revenue from rental income and the sale of real estate assets.

Income Taxes

PRC Equity Fund I, LLC, with the consent of its members, has elected to be taxed as a partnership. In lieu of income taxes, the members of partnerships are taxed on their proportionate share of the Company's taxable income, Therefore, no provision or liability for income taxes has been included in the financial statements. Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that materially impact the financial statements or related disclosures. Since tax matters are subject to some degree of uncertainty, there can be no assurance that the Company's tax returns will not be challenged by the taxing authorities and that the Company will not be subject to additional tax, penalties, and interest as a result of such challenge.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, estimates and assumptions that affect the application of accounting policies, reported amounts, and disclosures. Actual results could differ from these estimates.

Subsequent Events

Management has evaluated subsequent events through December 31, 2024, the date the financial statements were available to be issued.

Note B – Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. For the period from May 22, 2024, through December 31, 2024 the Company incurred a net loss of approximately $96,000 and had negative cash flows from operations in the amount of approximately $96,000. These matters raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon future sales and obtaining additional capital and financing. While the Company believes in the viability of its ability to raise additional funds, there can be no assurances to that effect. The financial statements do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

16

Note C – Member Payable

As of December 31, 2024, the Company owed approximately $96,000 to the manager of the organization. The payable is due on demand and has no interest rate.

Note D – Member’s Deficit

As of December 31, 2024, there were 75,000 A Units authorized and none issued and 32,142 B units authorized and none issued.

Profit and Loss Allocation

Allocations of net profits and losses, as determined for each taxable year of the Company, shall be allocated among the members pro rata in proportion to their ownership of the membership interest, as outlined in the Operating Agreement.

Distributions

Distributable cash from operations, as defined in the Operating Agreement, shall be determined at such times and in such amounts by the Managing Member. Members shall receive distributions at the same time without preference or priority of anyone member, and distributed to the members after certain priority payments have been made, as outlined in the Operating Agreement.

Note E – Commitments and Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Note F – Subsequent Events

Management has evaluated events and transactions that have occurred since December 31, 2024 and reflected their effects, if any, in these statements through April 28, 2025, the date on which the financial statements were available to be issued.

ITEM 8.	EXHIBITS

Exhibit 2: Articles of Organization*

Exhibit 3: PRC Equity Fund I, LLC Operating Agreement*

Exhibit 4: Form of Subscription Agreement*

Exhibit 8: Form of Escrow Agreement*

Exhibit 11: Accountant’s Consent

* As filed with the Form 1-A Offering Statement on September 17, 2024.

18

SIGNATURE PAGE

Pursuant to the requirements of Regulation A, the Issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ISSUER COMPANY LEGAL NAME AND ADDRESS:

PRC Equity Fund I, LLC

701 Highlander Blvd., Suite 350

Arlington, Texas 76015

By: PRC, Incorporated, Manager

Name: Charles Williams

Title: CEO

Date: June 2, 2025

Location signed: Arlington, Texas

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the Issuer and in the capacities and on the dates indicated.

 /s/Charles Williams

Charles Williams, CEO of the Manager of the Company

Date: June 2, 2025

Location Signed: Arlington, Texas

 /s/ Quinneckia Holden

Quinneckia Holden, Controller of the Manager of the Company

Date: June 2, 2025

Location Signed: Arlington, Texas